Vermont Pure Holdings, Ltd. Announces Financial Results for its Second Fiscal
                         Quarter Ending April 30, 2007

                  - Sales growth drives increase in earnings -

      WATERTOWN, Conn., June 14 /PRNewswire-FirstCall/ -- Vermont Pure Holdings, Ltd. (Amex: VPS) announced its financial results for the second quarter of its fiscal year 2007 and that it will file these results on Form 10-Q with the Securities and Exchange Commission today.

      Total sales for the second quarter of fiscal year 2007 increased 3% to $15.7 million from $15.2 million for the comparable period a year ago. The second quarter sales bring sales for the first six months of the year to $31 million compared to $29.9 million for the comparable period in 2006, an increase of 4%.

      Gross profit decreased 1% in the second quarter of 2007 to $8.7 million, or 55% of sales, from $8.8 million, or 57% of sales, for the quarter in 2006. For the six months ended April 30, 2007, gross profit increased 2% to $17.2 million from $17 million in the first half of 2006.

      Net income decreased 13% to $412,000 in the second quarter of fiscal year 2007 compared to $475,000 in the second quarter of fiscal year 2006. For the first six months, net income increased 30% to $703,000 in 2007 from $540,000 in 2006.

      "Consistent quarterly sales growth continues to produce strong cash flow for debt reduction, capital expansion, and acquisitions," said Peter Baker, C.E.O. of Vermont Pure Holdings, Ltd. "In addition, we plan to invest in increased advertising the third and fourth quarters to enhance long term growth." Baker concluded.

      Vermont Pure Holdings, LTD. is the largest independent and third largest Home and Office distributor of its kind in the United States. The Company bottles and distributes natural spring water and purified with minerals added bottled water under the Crystal Rock(R) and the Vermont Pure(R) trademarks. It markets its bottled water brands, as well as coffee and other home and office refreshment products, to customers throughout New England and New York. Vermont Pure Holdings Ltd.'s common stock trades on the American Stock Exchange under the symbol: VPS.


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                           VERMONT PURE HOLDINGS, LTD
                             Results of Operations

                                     (Unaudited)                (Unaudited)
                                  Six Months Ended:          Three Months Ended:
                                  April 30, April 30,        April 30, April 30,
                                  2007          2006         2007          2006

Sales                             $30,979    $29,854         $15,677    $15,241

Income from operations            $ 2,797    $ 2,574         $ 1,489    $ 1,637

Net Income                        $   703    $   540         $   412    $   475

Basic net earnings per share      $  0.03    $  0.02         $  0.02    $  0.02

Diluted net earnings per share    $  0.03    $  0.02         $  0.02    $  0.02

Basic Wgt. Avg. Shares Out
 (000's)                           21,629     21,627          21,635     21,646

Diluted Wgt Avg. Shares Out
 (000's)                           21,629     21,627          21,635     21,646


      Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company's filings with the Securities and Exchange Commission.


Contact:
Peter Baker, CEO
860-945-0661 Ext. 3001

Bruce MacDonald, CFO
802-860-1126